Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in registration statements (Form S-8 No. 333-205396) pertaining to TopBuild Corp. of our report dated June 11, 2026, relating to the statements of net assets available for benefits of TopBuild Corp. 401(k) Plan as of December 31, 2025 and 2024, the related statement of changes in net assets available for benefits for the year ended December 31, 2025, and the related December 31, 2025 supplemental schedule of assets (held at end of year), included in this Annual Report on Form 11-K of TopBuild Corp. 401(k) Plan.

/s/  Rehmann Robson LLC

Grand Rapids, Michigan

June 11, 2026